Silberstein Ungar, PLLC
CPAs and Business Advisors
phone (248) 203-0080
fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025
www.sucpas.com

 January 4, 2013

Via Email
Audit Committee
Ecology Coatings, Inc.
24663 Mound Road
Warren, MI 48091

Due to the Company's inability to pay us to perform the audit, which will prevent its SEC filings form being timely, we are resigning as your independent auditor, effective immediately. Should you cash flow issues be solved in the future, we are open to returning as your independent auditor.

The Company is required to file a timely 8-K to report our resignation, and we should review the 8-K prior to its filing. We will provide you with a letter to attach to it as an exhibit after we have reviewed the 8-K.

Sincerely,

Silberstein Ungar, PLLC

/s/Joel Ungar